Exhibit (a)(5)(A)

Hudson Global Announces Preliminary Results of Tender Offer

OLD GREENWICH, CT, March 25, 2019 – Hudson Global, Inc. (the “Company” or “Hudson Global”) (NASDAQ: HSON), a leading total talent solutions provider, announced the preliminary results of its previously announced tender offer (“Tender Offer”) to purchase up to 3,150,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), at a purchase price of $1.50 per Share. The Tender Offer expired at 12:00 midnight, New York City time, on Friday, March 22, 2019.

Based on the preliminary count by Computershare Trust Company, N.A., the Depositary for the Tender Offer, 2,468,628 Shares were properly tendered and not withdrawn, at the purchase price of $1.50 per Share. In accordance with the terms and conditions of the Tender Offer and based on the preliminary count by the Depositary, the Company expects to acquire approximately 2,468,628 Shares at a price of $1.50 per Share, for an aggregate cost of approximately $3,702,942, excluding fees and expenses relating to the Tender Offer. The Shares expected to be acquired represent approximately 7.7% of the Company’s common stock issued and outstanding as of March 22, 2019.

Following consummation of the Tender Offer, the Company expects to have 29,388,873 shares outstanding.

The number of Shares tendered and not withdrawn is preliminary and is subject to verification by the Depositary and to the proper delivery of all Shares tendered and not properly withdrawn (including Shares tendered pursuant to guaranteed delivery procedures which are assumed to be delivered with the two-trading day settlement period). The actual number of Shares validly tendered and not withdrawn will be announced promptly following completion of the verification process. Promptly after such announcement, the Depositary will issue payment for the Shares validly tendered and accepted under the Tender Offer, and return all other Shares tendered and not purchased. Payment for Shares will be made in cash, without interest.

As noted in the offer to purchase relating to the Tender Offer, the Company may also purchase additional shares in the future in the open market subject to market conditions. The Company may also purchase shares in private transactions, tender offers, or otherwise. Under applicable securities laws, however, the Company may not purchase any shares until after April 5, 2019. Any future purchases of shares by the Company will depend on many factors, including the market price of the shares, the results of the Tender Offer, results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors it deems relevant.

InvestorCom LLC is serving as information agent for the Tender Offer. Investors questions concerning the Tender Offer may be directed to InvestorCom LLC at (877) 972-0090 or email info@investor-com.com.

About Hudson RPO

Hudson Global, Inc. is a leading total talent solutions provider operating under the brand name Hudson RPO. We deliver innovative, customized recruitment outsourcing and total talent solutions to organizations worldwide. Through our consultative approach, we develop tailored talent solutions designed to meet our clients’ strategic growth initiatives. As a trusted advisor, we meet our commitments, deliver quality and value, and always aim to exceed expectations.

For more information, please visit us at www.hudsonrpo.com.

Forward-Looking Statements

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, Hudson Global’s ability to achieve anticipated benefits from the sales of its recruitment and talent management operations in Europe and Asia Pacific and operate successfully as a Company focused on its RPO business; global economic fluctuations; the Company’s ability to successfully achieve its strategic initiatives; risks related to fluctuations in the Company's operating results from quarter to quarter; the ability of clients to terminate their relationship with the Company at any time and the impact of any loss of a significant client; competition in the Company's markets; the negative cash flows and operating losses that may recur in the future; risks associated with the Company's investment strategy; risks related to international operations, including foreign currency fluctuations; the Company's dependence on key management personnel; the Company's ability to attract and retain highly skilled professionals; the Company's ability to collect accounts receivable; the Company’s ability to maintain costs at an acceptable level; the Company's heavy reliance on information systems and the impact of potentially losing or failing to develop technology; risks related to providing uninterrupted service to clients; the Company's exposure to employment-related claims from clients, employers and regulatory authorities, current and former employees in connection with the Company’s business reorganization initiatives and limits on related insurance coverage; the Company’s ability to utilize net operating loss carry-forwards; volatility of the Company's stock price; the impact of government regulations; restrictions imposed by blocking arrangements; risks related to potential acquisitions or dispositions of businesses by the Company; reduction in our cash and cash equivalents as a result of the Tender Offer; and our decreased “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets) as a result of the Tender Offer and other share repurchases. Additional information concerning these and other factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Hudson Global, Inc. Investor Relations Contact

ir@hudsonrpo.com